Exhibit 10.2

DOMINION ENERGY, INC.

RESTRICTED STOCK AWARD AGREEMENT – SPECIAL RETENTION GRANT

PARTICIPANT Diane Leopold	DATE OF GRANT October 1, 2020	NUMBER OF SHARES OF RESTRICTED STOCK GRANTED 38,173
PERSONNEL NUMBER «#####»		VESTING SCHEDULE Vesting Date Percentage October 1, 2021 33.33% October 1, 2022 66.67% October 1, 2023 100%

THIS AGREEMENT, effective as of the Date of Grant shown above, between Dominion Energy, Inc., a Virginia corporation (the “Company”) and the Participant named above is made pursuant and subject to the provisions of the Dominion Energy, Inc. 2014 Incentive Compensation Plan and any amendments thereto (the “Plan”).  All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.

Award of Stock.  Pursuant to the Plan, the Number of Shares of Restricted Stock Granted  shown above (the “Restricted Stock”) were awarded to the Participant on the Date of Grant shown above, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement.

2.	Vesting. Except as provided in Sections 3, 4, 5 or 6, one-third (1/3) of the shares of Restricted Stock awarded under this Agreement will vest on each of the Vesting Dates shown above.

3.

Forfeiture.  Except as provided in Sections 4 or 5, the Participant will forfeit any and all rights in the Restricted Stock if the Participant’s employment with the Company or a Dominion Company terminates for any reason prior to the final Vesting Date.

4.

Death, Disability, Retirement or Involuntary Termination without Cause.  Except as provided in Section 5, if the Participant terminates employment due to death, Disability, or Retirement (as such term is defined in Section 8(e)) before the final Vesting Date or if the Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause (as defined in the Employment Continuity Agreement between the Participant and the Company) before the final Vesting Date, the Participant will become vested in a number of shares of Restricted Stock determined by (A) minus (B), where (A) equals the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of whole months from the Date of Grant to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of whole months from the Date of Grant to the final Vesting Date, rounded down to the nearest whole share, and (B) equals the number of shares of Restricted Stock, if any, which have vested prior to the date of such termination of employment.  If the Participant Retires, however, the Participant’s Restricted Stock will not vest if the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s Retirement is detrimental to the Company.  The vesting will occur on the date of the Participant’s termination of employment due to death, Disability, Retirement, or termination by the Company without Cause.  Any shares of Restricted Stock that do not vest in accordance with this Section 4 will be forfeited.

5.

Change of Control.  Upon a Change of Control prior to the Vesting Date, provided the Participant has remained continuously employed with the Company or a Dominion Company from the Date of Grant to the date of the Change of Control, the Participant’s rights in the Restricted Stock will become vested as follows:

a.

A portion of the Restricted Stock will be immediately vested equal to (A) minus (B), where (A) equals the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of whole months from the Date of Grant to the Change of Control date, and the denominator of which is the number of whole months from the Date of Grant to the final Vesting Date, rounded down to the nearest whole share, and (B) equals the number of shares of Restricted Stock, if any, which have vested on an applicable Vesting Date prior to the date of the Change in Control.

b.

Unless previously forfeited, the remaining shares of Restricted Stock will become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in subsections (i) through (iii) below:

(i)

Vesting Date.  The remaining shares of Restricted Stock will become vested on the applicable Vesting Date following the date of the Change in Control as follows: (1) the number of remaining shares of Restricted Stock that will vest on the first Vesting Date following the date of the Change of Control will equal (A) minus (B), where (A) one-third (1/3) of the number of shares of Restricted Stock granted under this Agreement and (B) equals the number of shares of Restricted Stock that vested pursuant to Section 5(a) above; and (2) the number of remaining shares of Restricted Stock that will vest on any subsequent Vesting Date will equal one third (1/3) of the shares of Restricted Stock granted hereunder.

(ii)

Death, Disability or Retirement.  If the Participant terminates employment due to death, Disability or Retirement (as defined in Section 8(e)) before the final Vesting Date, the Participant will become vested in a number of shares of Restricted Stock equal to (A) minus (B), where (A) equals the remaining shares of Restricted Stock multiplied by a fraction, the numerator of which is the number of whole months from the first day of the month in which the Change of Control occurs to the first day of the month coinciding with or immediately following the Participant’s termination of employment, and the denominator of which is the number of whole months from the first day of the month in which the Change of Control occurs to the Vesting Date, rounded down to the nearest whole share, and (B) equals the number of remaining shares of Restricted Stock, if any, that have vested on an applicable Vesting Date after the date of the Change of Control. If the Participant Retires, however, the Participant’s Restricted Stock will not vest if the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s Retirement is detrimental to the Company.  The vesting will occur on the date of the Participant’s termination of employment due to death, Disability, or Retirement. Any shares of the Restricted Stock that do not vest in accordance with the terms of this subsection (ii) will be forfeited.

(iii)

Involuntary Termination without Cause.  All remaining shares of Restricted Stock will become vested upon the Participant’s involuntary termination by the Company or a Dominion Company without Cause before the final Vesting Date, or upon the Participant’s Constructive Termination before the final Vesting Date, as such terms are defined by the Employment Continuity Agreement between the Participant and the Company.

6.

Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, if the Participant’s employment with the Company or a Dominion Company is terminated for Cause (as defined by the Employment Continuity Agreement between the Participant and the Company), the Participant will forfeit all Restricted Stock shares awarded pursuant to this Agreement.

7.	Clawback of Award Payment.

a.

Restatement of Financial Statements.  If the Company’s financial statements are required to be restated at any time within a two (2) year period following the Vesting Date as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to withhold issuance of all or a portion of the shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.

Fraudulent or Intentional Misconduct.  If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold issuance of all or a portion of the shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant.

c.

Recovery of Payout.  The Company reserves the right to recover a Restricted Stock Award payout pursuant to this Section 7 by (i) seeking recovery of the vested shares from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.

No Limitation on Remedies.   The Company’s right to recover Restricted Stock or issued shares pursuant to this Section 7 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.

Subject to Future Rulemaking. The Restricted Stock granted under this Agreement is subject to any claw back policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to said Restricted Stock.

8.	Terms and Conditions.

a.	Nontransferability. Except as provided in Sections 4 and 5, the shares of Restricted Stock are not transferable and are subject to a substantial risk of forfeiture until the Vesting Date.

b.

Uncertificated Shares; Power of Attorney. The Company may issue the Restricted Shares in uncertificated form. Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its transfer agent) on behalf of the Participant. As a condition of accepting this award, the Participant hereby irrevocably appoints Dominion Energy Services, Inc., or its successor, as the Participant’s attorney-in-fact, with full power of substitution, to transfer (or provide instructions to the Company’s transfer agent to transfer) such shares on the Company’s books.

c.

Custody of Share Certificates; Stock Power.  The Company will retain custody of any share certificates for the Restricted Stock that may be issued until such shares vest or are forfeited. If share certificates are issued, the Participant shall execute and deliver a stock power, endorsed in blank, to Dominion Energy Services, Inc., with respect to such shares.

d.	Shareholder Rights. The Participant will have the right to receive dividends and will have the right to vote the shares of Restricted Stock awarded under Section 1, both vested and unvested.

e.

Retirement.  For purposes of this Agreement, the term Retire or Retirement means a voluntary termination of employment on a date when the Participant is eligible for early or normal retirement benefits under the terms of the Company Pension Plan (as defined below), or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under a supplemental retirement plan of the Company was applied under the Company Pension Plan, as in effect at the time of the determination, or, for a Participant who is not eligible to participate in a Company Pension Plan, a voluntary termination of employment on or after age 55, unless (in each case) the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s retirement is detrimental to the Company. “Company Pension Plan” means the applicable pension plan of the Company or its subsidiaries, if any, in which the Participant is eligible to participate as of the Date of Grant, which may include either the Dominion Energy Pension Plan or the SCANA Corporation Retirement Plan or any successor thereto, but excluding the cash balance portion of any such plan.

f.	Delivery of Shares.

(i)

Share Delivery.  On or as soon as administratively feasible after the Vesting Date or the date on which the shares of Restricted Stock have become vested due to the occurrence of an event described in Section 4 or 5, the Company will remove (or provide instructions to its transfer agents to remove) the transfer restrictions described herein, and (if any share certificate has been issued) shall deliver to the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) any such certificates free of the transfer restrictions described herein.  The Company will also cancel any stock power covering such shares.

(ii)

Withholding of Taxes.  No Company Stock will be delivered until the Participant (or the Participant’s Beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory arrangements for the payment of such taxes.  Unless the Participant makes an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, the Participant or the Participant’s Beneficiary may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.

g.	Fractional Shares. Fractional shares of Company Stock will not be issued.

h.

No Right to Continued Employment.  This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

i.

Change in Capital Structure.  The number and fair market value of shares of Restricted Stock awarded by this Agreement shall be automatically adjusted as provided in Section 18(a) of the Plan if the Company has a change in capital structure.

j.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

k.	Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

l.

Participant Bound by Plan.  By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

m.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and any successors of the Company.